PINE GROVE ALTERNATIVE INSTITUTIONAL FUND
& PINE GROVE ALTERNATIVE FUND

JOINT INSURANCE AGREEMENT AMONG INSUREDS
REQUIRED BY RULE 17g-1(f)

February 26, 2016

The Pine Grove Alternative Institutional Fund, a Delaware statutory trust, and The Pine Grove Alternative Fund, a Delaware statutory trust (the “Trusts”), are registered management investment companies, and are named as insureds in a joint fidelity bond issued by CNA. The fidelity bond issued by CNA provides coverage for larceny and embezzlement, among other things, in the principal amount of $600,000. Pursuant to Rule 17g-1(f) of the Investment Company Act of 1940, each of the undersigned hereby agrees that in the event recovery is received under this bond as a result of a loss sustained by a Trust with respect to a Portfolio or Fund, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount each would have received had single insured bonds, with minimum coverage as required by Rule 17g-1(d)(1) under the Investment Company Act of 1940, been provided and maintained by each Trust. In addition, each of the undersigned agrees that the premium be allocated amongst the Trusts proportionally, based on the relative assets of each Trust.

The Pine Grove Alternative Institutional Fund

By:         /s/ Matthew Stadtmauer
Matthew Stadtmauer
President & CEO

The Pine Grove Alternative Fund

By:         /s/ Adam R. Waldstein
Adam R. Waldstein
Vice President & Secretary